Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made as of the 27th day of June, 2016, by and between MetroCity Bankshares, Inc. a Georgia corporation (the “Company”) and S. Benton Gunter (the “Employee”)

WHEREAS, the Employee is currently employed as Executive Vice President and Chief Financial Officer of the Company; and

WHEREAS, the Company desires to induce the Employee to continue in the employ of the Company by offering this Agreement providing severance benefits to the Employee in certain circumstances;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Term. This Agreement shall become effective as of the Effective Date and shall remain in effect until the expiration of the Term or, if earlier, until the first to occur of the following:

(a)           the Employee’s Termination of Employment that is not a Qualifying Termination of Employment;

(b)           the last day of the twelve (12)-month period immediately following the effective date of a Change in Control in the absence of an intervening Qualifying Termination of Employment (as defined in Section 2) prior thereto;

(c)           the payment or the forfeiture of the Severance Benefit, as the case may be, as provided for in Section 2 following the occurrence of a Qualifying Termination of Employment; or

(d)           a termination of this Agreement pursuant to Section 15.

2.           Severance Benefits Upon Termination of Employment.

(a)           Severance Benefits. If, prior to the termination of the Agreement, the Employee (i) experiences an involuntary Termination of Employment without Cause; or (ii) voluntarily resigns effecting a Termination of Employment for Good Reason, in either case, during, but prior to, the last day of the twelve-month period immediately following the effective date of a Change in Control (either, a “Qualifying Termination of Employment”), the Company shall pay the Employee in a lump sum an amount equal to one (1) times the sum of (1) the Employee’s annual base salary as in effect immediately prior to the first day of the calendar year in which the Change in Control occurs and (2) the Employee’s target annual bonus opportunity as in effect immediately prior to the first day of the calendar year in which the Change in Control occurs. The lump sum payment is sometimes referred to in this Agreement as the “Severance Benefit.” The lump sum payment shall be paid on the sixtieth (60th) day following the Qualifying Termination of Employment.

(b)           Release Condition. Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Company’s payment of the Severance Benefit, the Employee must execute a general release agreement in favor of the Company and its Affiliates in such form as is acceptable to the Company within such period of time following the Qualifying Termination of Employment as is permitted by the Company and not timely revoke the general release agreement during any revocation period provided pursuant to the terms of the general release agreement within the sixty (60) days following the Qualifying Termination of Employment. The Company shall provide the release to the Employee in sufficient time so that if the Employee timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the Qualifying Termination of Employment. If the Employee fails to timely execute the general release or timely revokes it, in either case, the Severance Benefit will be forfeited.

(c)           Delay if Specified Employee. Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Employee under Code Section 409A, any payments that are otherwise payable to the Employee within the first six (6) months following the effective date of the Employee’s Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six (6)-month period following such effective date or, if earlier, the Employee’s death, if, immediately prior to the Employee’s Termination of Employment, the Employee is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Company (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum in the seventh month following such effective date or, if earlier, within thirty (30) days following the Employee’s death. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

(d)           Clawback. The Employee agrees to repay any compensation previously paid or otherwise made available to the Employee under this Agreement that is subject to recovery under any applicable law. The Employee agrees to return promptly any such compensation identified by the Company by written notice provided pursuant to Section 10. If the Employee fails to return such compensation promptly, the Employee agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Employee by the Company. The Employee acknowledges the Company’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 2(d). The provisions of this Section 2(d) shall be modified to the extent, and remain in effect for the period, required by applicable law.

(e)           Regulatory Limitations. All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable federal and state banking laws.

3.           Tax Withholding. The Company shall be entitled to withhold appropriate employment and income taxes, if required by applicable law, from the Severance Benefit should it become payable.

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4.           Confidentiality.

(a)           Confidential Information and Trade Secrets. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Employee while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, the Employee will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary to prevent any Confidential Information and Trade Secrets disclosed to or developed by the Employee to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)           Covenant Period. The covenants of confidentiality set forth herein will apply during the term of the Employee’s employment to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Employee prior to or after the date hereof. This Section 4 shall survive Employee’s Termination of Employment for any reason for so long as permitted by applicable law.

5.           Non-Solicitation. Employee agrees that during the term of Employee’s employment and for twelve (12) months following the Employee’s Termination of Employment, regardless of the reason, the Employee will not, either directly or indirectly, on the Employee’s own behalf or in the service of or on behalf of others, solicit for employment with a Competing Business any person who is an employee of the Company or an Affiliate with whom Employee had Material Contact during the Employee’s employment with the Company. The Employee shall not be deemed to be in breach of this covenant solely because an employer for whom the Employee may perform services may solicit, divert, or hire an employee of the Company or an Affiliate provided that Employee does not engage in the activity proscribed by the preceding sentence.

6.           Remedies. Employee agrees that the covenants contained in Sections 4 and 5 above are the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Company, and that irreparable loss and damage will be suffered by the Company should the Employee breach any of the covenants. In the event that any of the provisions in Sections 4 and 5 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law. The Employee agrees that, in addition to all remedies provided by law or in equity, the Company shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Employee of the covenants in Sections 4 and 5 hereof. If the Employee breaches the Employee’s obligations pursuant to Sections 4 and/or 5 hereof before the Severance Benefit is paid, the Employee will forfeit the Severance Benefit. The Employee further agrees that should the Employee breach any of the covenants contained in Section 4 or Section 5 of this Agreement following payment of the Severance Benefit, the Employee shall repay to the Company a pro rata portion of the Severance Benefit determined by multiplying the Severance Benefit by a fraction the numerator of which is the number of whole months during which the Employee was not in compliance with the covenants for the twelve (12)-month period immediately following the Termination of Employment and the denominator of which is twelve (12). The Employee and Company agree that all remedies available to the Company herein shall be cumulative.

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7.           No Mitigation. No amounts or benefits payable to the Employee hereunder shall be subject to mitigation or reduction by income or benefits the Employee receives from other sources.

8.           Continued Employment. Nothing herein shall entitle Employee to continued employment with the Company or any affiliate or to continued tenure in any specific office or position. The Employee’s employment with the Company shall be terminable at the will of the Company, with or without Cause, subject to the terms of this Agreement and any other written agreement as may be in effect between the parties.

9.           Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and be binding upon, the Company’s successors and assigns. This Agreement may be assigned by the Company to any legal successor or to an entity which purchases all or substantially all of the assets of the Company, provided that the assignee assumes the obligations of the Company under this Agreement. In the event of any assignment of this Agreement permitted by this Section 9, the terms “Company” and “Company” as defined herein will refer to the assignee(s) and the Employee will not be deemed to have terminated employment hereunder until the Employee terminates employment from the assignee(s).

10.         Notice. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by written notice to the other parties):

If to the Company, to the Company at:	5441 Buford Highway, Suite 109
Doraville, Georgia 30340
Attn: Farid Tan, President

If to the Employee, to the Employee at:	The address most recently on file with the Company

11.         Headings. Sections or other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.         Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

13.         Severability. In the event that one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

14.         Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia. The parties agree that any appropriate state or federal court located in or having jurisdiction over DeKalb County, Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

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15.         Amendment/Termination. This Agreement may not be modified, amended, supplemented or terminated except by a written agreement between the Company and the Employee.

16.         Survival. The provisions of Sections 4 through 6 and 17 of this Agreement shall survive, as necessary, the expiration of the Term or any other termination of this Agreement.

17.         Confidentiality. Employee represents and agrees that Employee will keep the terms, amount, value, and nature of consideration paid to Employee, and the fact of this Agreement completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone other than Employee’s immediate family and professional representatives who will be informed of and bound by this confidentiality clause.

18.         Definitions. For purposes of this Agreement, the following terms and conditions shall have the meanings set forth in this Section 18:

(a)           “Affiliate” shall mean any entity which controls another entity or is controlled by or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)           “Business of the Company” means (i) during the Employee’s employment, any line of trade or business conducted by the Company and/or one or more of its Affiliates as of the applicable date for which the Business of the Company is being determined and, (ii) for any period following the Employee’s Termination of Employment, any line of trade or business conducted by the Company and/or one or more of its Affiliates at the time of Employee’s Termination of Employment.

(c)           “Cause” means the occurrence of any of the following events: (i) conduct by the Employee that is demonstrably likely to lead to material financial harm to the Company or other material misconduct in the performance of job duties and responsibilities; (ii) conduct by the Employee of a fraudulent nature against the Company that resulted or was intended to result in direct or indirect gain to or personal enrichment of the Employee; (iii) arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Employee during the Term of a crime involving breach of trust or moral turpitude or any felony; (iv) conduct by the Employee constituting a material breach of Section 4 or 5 of this Agreement; (v) the material breach by the Employee of any code of ethics, lending policy, personnel policy or other policy maintained by the Company; or (vi) documented public conduct by the Employee which brings, causes or results in embarrassment, ridicule or other undesirable publicity to the Employee or the Company.

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(d)           “Change in Control” means any one of the following events occurring after the Effective Date:

(i)           the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, other than an entity which immediately prior to such sale or transfer, was controlling, controlled by or under common control with the Company, (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (the “Outstanding Voting Securities”); provided, however, that for purposes of this Subsection (e)(i), the following shall not be deemed to result in a Change in Control, (1) any reorganization, merger or consolidation not described in Subsection (e)(iii) below, (2) any acquisition directly from the Company of its own securities, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company, in which case any such subsequent acquisition shall be deemed to be a Change in Control; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company;

(ii)          within any twelve-month period, the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company, provided that any director who was not a director at the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to the Board of Directors by, or on the recommendation of or with the approval of a majority of the Incumbent Directors;

(iii)         a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entity’s then Outstanding Voting Securities, excluding any such transaction involving an entity which immediately before such transaction was an Affiliate of the Company; or

(iv)         the sale, transfer or assignment of eighty percent (80%) or more of the assets of the Company to any third party.

(f)            “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g)           “Competing Business” means any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company.

(h)           “Confidential Information” means data and information: (i) relating to the business of the Company and/or one or more of its Affiliates, regardless of whether the data or information constitutes a trade secret as that term is defined in Article 1 of Chapter 10 of Title 10 of the Official Code of Georgia; (ii) disclosed to the Employee or of which the Employee became aware of as a consequence of the Employee’s relationship with the Company and/or one or more of its Affiliates; (iii) having value to the Company and/or one or more of its Affiliates; (iv) not generally known to competitors of the Company and/or one or more of its Affiliates; and (v) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that such term shall not mean data or information (1) which has been voluntarily disclosed to the public by the Company and/or one or more of its Affiliates, except where such public disclosure has been made by the Employee without authorization from the Company and/or one or more of its Affiliates; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.

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(i)            “Determination Date” means (i) during Employee’s employment, the date for which compliance with Section 5 is being determined, and (ii) following Employee’s Termination of Employment, the date of Employee’s Termination of Employment.

(j)            “Effective Date” means the date first set forth above in this Agreement.

(k)           “Good Reason” means, with respect to a voluntary resignation by the Employee, any one of the following events occurring within the twelve-month period immediately following the effective date of a Change in Control, but only if such event also first arose within forty-five (45) days prior to such resignation, the Employee first provided the Company with written notice of the event within fifteen (15) days after the event occurred and an opportunity to cure for at least fifteen (15) business days from its receipt of the notice and the circumstances continued, uncured, through the effective date of the Employee’s resignation, with such resignation becoming effective prior to the last day of such twelve-month period:

(i)           a material reduction of the Employee’s annual base salary or annual bonus opportunity from its then current rate or level;

(ii)          a change of the Employee’s duties which results in the Employee no longer performing the duties customarily performed by a person holding the title and position described in introductory paragraphs of this Agreement;

(iii)         a relocation of the Employee’s primary office or worksite to a place that is more than twenty-five (25) miles removed from the Company’s principal office in Doraville, Georgia; or

(iv)         a material breach of the terms of this Agreement by the Company.

(l)            “Material Contact” means any material contact between the Employee and any other employee within two (2) years prior to the Determination Date.

(m)          “Term” The term of this Agreement shall continue from the Effective Date through the third anniversary of the Effective Date. The Term shall automatically be renewed as of the third anniversary of the Effective Date for successive one-year periods, unless either party gives notice of nonrenewal at least one hundred twenty (120) days prior to the third anniversary of the Effective Date, or any subsequent anniversary of the Effective Date, in which case the Term shall expire as of the anniversary date for which a timely notice of nonrenewal is provided. Notwithstanding the foregoing, the Term shall be terminated before the date it would otherwise expire if this Agreement is terminated pursuant to Section 1 hereof.

(n)           “Termination of Employment” means a termination of the Employee’s employment with the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder that constitutes a “separation from service” within the meaning of Code Section 409A.

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(o)           “Trade Secrets” means data and information relating to the Business of the Company including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, all of the parties has executed this Agreement as of the date and year first above written.

THE COMPANY:

METROCITY BANKSHARES, INC.:

By:	/s/ Farid Tan

Print Name: Farid Tan

Title: President

EMPLOYEE: S. Benton Gunter

/s/ S. Benton Gunter

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